Exhibit 99.1

TOREADOR ACQUIRES POGO HUNGARY, LTD.

DALLAS, TEXAS – (June 7, 2005) --Toreador Resources Corporation (NASDAQ:TRGL) has agreed to acquire 100% of the ownership of Pogo Hungary Ltd., a wholly owned subsidiary of Houston, Texas-based Pogo Producing Company (NYSE:PPP). After closing, the name of the newly acquired company will be changed to Toreador Hungary Ltd. The value of the transaction is approximately $9.0 million. The assets included in the acquisition are a significant amount of casing and tubulars and other oil field equipment, a partially delineated gas field with two wells tested at over 4 million cubic feet per day and an evergreen tax loss carry forward of over $ 20 million. In addition, Pogo holds exploration permits covering approximately 764,300 acres. The transaction is expected to close on June 15, 2005.

A pipeline will be required to bring the production from the two tested wells to market. A third well in the production area is awaiting completion. The sales price of natural gas in Hungary to the Hungarian Oil and Gas Company averaged approximately $5.98 per thousand cubic feet during 2004. Royalty paid to the government is 12% of net operating income with a corporate tax rate of 16%.

The existing reserves and all of the exploration acreage are out of two blocks in the Pannonian Basin. The Szolnak Block contains 646,724 acres and the Tompa Block is made up of 117,756 acres. Toreador will also acquire approximately 930 km of 2D and 562 sq. km of 3D on both blocks. Several prospects have been delineated on the blocks and are ready to be drilled. Both of these exploration permits expire in March 2009.

The casing and tubular inventory will be put to immediate use in our operations in Turkey, France and Romania. As a result we will be able to reduce our 2005 capital expenditures and shorten the lead time currently required for steel products. “This opportunity to establish a presence in Hungary is complimentary to Toreador’s existing operations and it is in keeping with our strategy to explore and produce in countries that are net importers of crude oil and natural gas,” said G. Thomas Graves III, Toreador President and Chief Executive Officer. “Hungary has the 3rd largest economy in East-Central Europe.

(More)

2 – Toreador Resources Corporation

That requires additional supplies of energy to meet their internal demands and the government’s commitment to limit its dependency on imports. In addition, access to the prolific Pannonian Basin makes this transaction particularly attractive to the Company.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO

214-559-3933 or 800-966-2141

(More)